January 26, 2023 FOR IMMEDIATE RELEASE WaFd Bank President and CEO Brent Beardall Expected to Return Soon to Full-Time Duties Brent Beardall, President and CEO of Washington Federal, Inc. (Nasdaq: WAFD) and Washington Federal Bank (dba WaFd Bank), continues to make significant progress recovering from a small plane crash in early January in Provo, Utah. Beardall, who is undergoing extensive physical therapy at the Rehabilitation Hospital at the University of Utah Health, expects to be discharged from the hospital on February 10, 2023, and return to his duties at WaFd Bank full time beginning February 13, 2023. “I’m feeling stronger every day, lifted by so much love and support I’ve received over the last few weeks,” Beardall said. “I feel incredibly blessed to be on the mend so quickly and to work with an exceptional team of bankers who have stepped up and done an outstanding job running the bank during my recovery. With Executive Vice President and Chief Consumer Banker Cathy Cooper temporarily assuming my duties, we have not missed a beat executing on WaFd’s growth strategies and we’re pleased to post record quarterly earnings.” Washington Federal’s Chairman of the Board, Stephen Graham, said, “We are so grateful to see Brent well on his way to a full recovery and we look forward to his return to normal duties after he completes inpatient rehabilitation.” WaFd Bank, a federally insured Washington state-chartered bank with headquarters in Seattle, Washington, has more than 200 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. WaFd Bank uses its website to distribute financial and other material information about the Company. # # # Contact:  Brad Goode Chief Marketing & Communications Officer WaFd Bank/Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 (206) 626-8178